GPC Biotech AG
Fraunhofer Str. 20
82152 Martinsried
Germany




                                                         Frankfurt, July 2, 2004
                                                               FRDOCS01/191309.2


     Offering of up to 1,623,982 Ordinary Bearer Shares, with no par value, to be issued pursuant to certain equity-based plans


Ladies and Gentlemen:

     We have acted as German counsel for GPC Biotech AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the "Company"), in connection with the Company's Registration Statement on Form S-8 filed July 2, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (as the same may be amended, the "Registration Statement"), with respect to the offering of up to (i) 1,456,482 Ordinary Bearer Shares, with no par value (auf den Inhaber lautende nennwertlose Stuckaktien), each with a notional par value (auf eine Stuckaktie anteilig entfallender Betrag des Grundkapitals) of (euro) 1.00 (the "Shares"), of the Company, to be issued pursuant to the following plans of the Company (collectively, the "Plans"): 2002 Incentive Stock Option Plan, 2001 Incentive Stock Option Plan, 2000 Incentive Stock Option Plan, 1999 U.S. Incentive Stock Option Plan, 1996 Mitotix, Inc. Equity Incentive Plan, Convertible Bonds Terms and Conditions for Managers of the Company and Management Bodies and Second-Tier Domestic and Management of Foreign Affiliated Enterprises as well as for Consultants dated May 21, 2003, (the "2003 Convertible Bond Program") and Convertible Bonds Terms and Conditions for Managers of the Company and Management Bodies and Managers of Second-Tier Domestic Foreign Affiliated Enterprises as well as for Consultants dated June 11, 2002 (the "2002 Convertible Bond Program"); and (ii) 167,500 interest bearing convertible bonds with a nominal value of (euro)1.00 (the "Convertible Bonds") pursuant to the 2003 Convertible Bond Program and the 2002 Convertible Bond Program.


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     The Shares will be issued either from (1) the Company's existing authorization (genehmigtes Kapital) to increase the Company's share capital (Grundkapital) pursuant to Article 5(a)(1), 5(a)(2), 5(a)(3) and 5(a)(4) of the Company's articles of association (Satzung) (the "Authorized Capital") or (2) from the Company's existing conditional capitals (bedingte Kapitalia) pursuant to Articles 4(3), 4(4a), 4(4c) , 4(4d) and 4(4g) of the Company's articles of association (collectively, the "Conditional Capital").

     A capital increase from Authorized Capital requires (i) valid creation of the Authorized Capital by a resolution of the Company's shareholders' meeting,
(ii) valid exercise of the Authorized Capital by a resolution of the Company's management board (Vorstand, the "Management Board"), (iii) valid consent to such Management Board resolution by a resolution of the Company's supervisory board (Aufsichtsrat, the "Supervisory Board"), (iv) valid subscription of the Shares resulting from the capital increase from Authorized Capital, and (v) registration of the capital increase from Authorized Capital with the commercial register (Handelsregister) at the local court (Amtsgericht) in Munich (the "Commercial Register"). The Shares resulting from the capital increase from Authorized Capital will only come into existence upon such registration of the respective capital increases in the Commercial Register.

     A capital increase from Conditional Capital requires (i) valid creation of the Conditional Capital by a resolution of the Company's shareholders' meeting and (ii) valid subscription of the Shares resulting from the capital increase from Conditional Capital. The Shares resulting from the capital increase from Conditional Capital will come into existence upon valid subscription and payment therefor by the relevant beneficiary under the relevant Plan.

     In arriving at the opinions below, we have examined certified copies or otherwise identified to our satisfaction, of such documents, certificates and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed, including, in particular:

     (1)  a copy of the Registration Statement;

     (2) a copy of the articles of association (Satzung) of the Company in the version dated June 21, 2004 (the "Articles of Association"); and

     (3) a copy of an excerpt from the Commercial Register relating to the Company, docket number HRB 119555, dated July 2, 2004.

     In such examination, we have assumed (i) the genuineness of all signatures,
(ii) the authenticity of all documents presented to us as originals, and (iii) the conformity to the originals of all documents presented to us as copies. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

     Our opinions expressed herein are given only as to and based on circumstances and matters of fact existing at the date hereof and are limited to the laws of the Federal Republic of Germany as in effect on the date hereof, and we do not express any opinion herein concerning any other law.

     Based on the foregoing, we are of the opinion that:

     (1) The increase of the Company's share capital by issuing Shares from Authorized Capital has been duly authorized by a resolution passed at the Company's annual shareholders' meeting held on May 3, 2000.

     (2) The increase of the Company's share capital by issuing Shares from Conditional Capital has been duly authorized by resolutions passed at the Company's annual shareholders' meetings held on May 3, 2000, June 5, 2001, June 11, 2002 and May 21, 2003, respectively.

     (3) The Shares issued from Authorized Capital, upon (i) exercise by the relevant beneficiary of such beneficiary's subscription rights in accordance with the terms of the relevant Plan, (ii) passing of the Management Board and Supervisory Board resolutions relating to the relevant exercise of the Authorized Capital upon such exercise of the subscription rights, (iii) subscription and payment in full by the relevant beneficiary of the Shares in accordance with the terms of the relevant Plan and (iv) registration of the implementation of the capital increase (Durchfuhrung der Kapitalerhohung) from the Authorized Capital relating to the Shares with the Commercial Register, will have been validly issued, fully paid and non-assessable as of the date of such registration.

     (4) The Shares issued from Conditional Capital, upon (i) exercise by the relevant beneficiary of such beneficiary's subscription rights in accordance with the terms of the relevant Plan and (ii) subscription and payment in full by the relevant beneficiary of the Shares in accordance with the relevant Plan, will have been validly issued, fully paid and non-assessable.

     (5) The Convertible Bonds that have been issued pursuant to the terms of the 2003 Convertible Bond Program and the 2002 Convertible Bond Program are valid and binding obligations of the Company and enforceable (durchsetzbar) against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, liquidation, moratorium or other similar laws affecting creditors' rights generally, as well as general principles of German law, including, but not limited to, the principle of good faith and equity (Treu und Glauben).


     We hereby consent to the use of this letter as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Shearman & Sterling LLP
                                                     ---------------------------
                                                     Shearman & Sterling LLP